UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2016

Catasys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11601 Wilshire Boulevard, Suite 1100 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 29, 2016, Catasys, Inc. (the “Company”) entered into a transaction with Shamus, LLC (“Shamus”), a company owned by David E. Smith, a member of the Company’s board of directors, pursuant to which the Company received gross proceeds of $300,000 for the sale of (i) an 8% Series B Convertible Debenture due March 31, 2017 (the “Convertible Debenture”) and (ii) five-year warrants to purchase shares of the Company’s common stock in an amount equal to seventy-five percent (75%) of the initial number of shares of common stock issuable upon the conversion of the Convertible Debenture, at an exercise price of $0.85 per share (the “December 2016 Warrant”).

The December 2016 Warrants include a mechanism pursuant to which, subject to certain exempt issuances, the exercise price of the December 2016 Warrants will be adjusted if the Company issues shares of common stock at a price that is less than the exercise price of the December 2016 Warrants. Such mechanism will remain in effect until the earliest of (i) the termination date of the December 2016 Warrants, (ii) such time as the December 2016 Warrants are exercised, or (iii) contemporaneously with the listing of our shares of common stock on a registered national securities exchange.

The foregoing description of the Convertible Debenture and the December 2016 Warrant does not purport to be complete and is qualified in its entirety by reference to such instruments, copies of which are filed as Exhibit 4.1 and 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Convertible Debenture is incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference. The securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 4.1	8% Series B Convertible Debenture, dated December 29, 2016.
Exhibit 4.2	Common Stock Purchase Warrant, dated December 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: December 30, 2016	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer